Exhibit 5
SHAREHOLDERS’ AGREEMENT
          THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of September 30, 2009, by and among Global Employment Holdings, Inc., a Delaware corporation (“Global”), Victory Park Credit Opportunities Master Fund, Ltd., a Cayman Islands exempted company (“Victory”), and each of the holders of the shares of Global’s Equity Securities signatory hereto (together with Victory and any other Person who hereafter becomes party to this Agreement pursuant to the provisions hereof, each, individually, a “Shareholder” and, collectively, the “Shareholders”). The Shareholders together with Global are referred to herein as the “Parties” and each a “Party”. All capitalized terms used herein and not otherwise defined shall have the meaning specified in Article I.
RECITALS
          WHEREAS, the Parties have agreed to enter into this Agreement to provide for matters pertaining to the management and governance of Global, including the composition of the Board, and to impose certain restrictions and obligations and grant certain rights to the Shareholders as more specifically set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS, RULES OF CONSTRUCTION
     Section 1.1 For purposes of this Agreement, each of the following terms shall have the meaning ascribed to it in this Section 1.1:
          “Affiliate” when used with respect to a specified Person, means another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.
          “Amended and Restated By-Laws” means the Amended and Restated By-Laws of Global, as may be amended from time to time.
          “Amended and Restated Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of Global, as may be amended from time to time.
          “Board” means the board of directors of Global.
          “Common Stock” means the common stock, par value $0.001 per share, of Global.
          “Convertible Securities” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any capital stock of Global, and capital stock or other equity securities directly or indirectly convertible into, or exercisable or exchangeable for any shares of capital stock of Global.
          “Director” means a member of the Board.
          “Effective Date” means the date that the Registration Statement is first declared effective by the SEC.
          “Equity Securities” means any capital stock of Global and any Convertible Securities.
          “Exchange Act” means Securities Exchange Act of 1934, as amended.
          “Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any government or governmental entity.
          “Preferred Stock” means Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
          “Public Offering” means any bona fide, firm commitment underwritten sale of Equity Securities or any equity securities of a Subsidiary of Global pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission) or a merger of Global or any Subsidiary into a company which has publicly traded equity securities listed on a national securities exchange and registered under the Securities Act; provided that the following shall not be considered a Public Offering: (a) any issuance of common equity securities of Global as consideration for a merger or acquisition or (b) any issuance of Equity Securities or rights to acquire Equity Securities to existing equity holders or to employees of Global or its Subsidiaries on Form S-4 or Form S-8 (or a successor form adopted by the Securities and Exchange Commission) or otherwise.
          “Qualified Shareholder” means Victory, until such time as Victory (together with its Subsidiaries and Affiliates) holds less than 25% percent of the outstanding Common Stock, on a fully diluted basis, and assuming the full conversion of all Convertible Securities into Common Stock.
          “Registrable Securities” means, any of the following owned by any Shareholder: (i) any Common Stock or other securities into which the Common Stock then outstanding shall be reclassified or changed, including by reason of a merger, consolidation, reorganization, recapitalization or statutory conversion; (ii) any shares of capital stock and (ii) any Equity Securities of Global then outstanding which were issued as, or were issued directly or indirectly upon the conversion, exchange or exercise of other Equity Securities issued or issuable as a dividend, stock split or other distribution with respect or in replacement of, any securities referred to in clause (i) of this definition.
          “register,” “registered” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the Securities Act and pursuant to Rule 415, and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.
          “Restructuring” means the transactions contemplated by that certain Restructuring Support Agreement, dated as of September 30, 2009, by and among Global Employment Holdings, Inc., Global Employment Solutions, Inc., Excell Personnel Services Corporation, Friendly Advanced Software Technology, Inc., Temporary Placement Service, Inc., Global Employment Solutions PEO Inc., Global Employment Solutions PEO V Inc., Main Line Personnel Services, Inc., Global Employment Solutions PEO III Inc., Global Employment Solutions PEO IV Inc., Global Employment Solutions II Inc., Global Employment Solutions PEO VI Inc., Global Employment Solutions PEO VII Inc., Global Employment Solutions PEO VIII Inc., Global Employment Solutions PEO IX Inc., Keystone Alliance, Inc., Victory Park Credit Opportunities Master Fund, Ltd. and certain other parties thereto.
          “Rule 415” means Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous or delayed basis.
          “Sale of Global” means (a) any sale, transfer or issuance or series of sales, transfers and/or issuances of Equity Securities which results in any Person or group of Persons (as the term “group” is used under the Exchange Act) owning Equity Securities that entitle (or upon conversion or exercise of such Equity Securities would entitle) such Person or group of Persons (under ordinary circumstances) to elect a majority of the Board, (b) any sale or transfer of all or substantially all of the assets of Global and its Subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business), and (c) any merger, consolidation, refinancing or recapitalization of Global as a result of which the holders of the issued and outstanding voting Equity Securities immediately prior to such transaction own or control (or that upon conversion or exercise of their voting Equity Securities, would own or control) less than a majority of the voting Equity Securities (or that upon conversion or exercise of such voting Equity Securities, would possess less than a majority of the voting Equity Securities) of the continuing or surviving entity immediately after such transaction.
          “SEC” means the United States Securities and Exchange Commission
          “Securities Act” means Securities Act of 1933, as amended.
          “Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of Global.
          “Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of Global.
          “Stock” means the Common Stock, Preferred Stock and any other capital stock of Global, and any Convertible Securities.
          “Subsidiary” means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries.
          “Transferee” means a Person to whom shares of Stock are Transferred.
     Section 1.2 The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
Agreement	Preamble
Approved Sale	4.6
Call Right	5.1(a)
Call Stock	5.1(a)
Demand Registration	7.1(a)
Drag-Along Right	4.1
Drag-Along Transfer Notice	4.2
Dragged Shareholder	4.4
Dragging Shareholder	4.1
FINRA	7.4(q)
Global	Preamble
Indemnified Party	7.6(c)
Indemnifying Party	7.6(c)
Independent Director	2.1(c)
Joinder Agreement	3.2(a)
Long-Form Registration	7.1(a)
Notices	Art. IX
Party	Preamble
Permitted Transfer	3.2
Piggyback Registration	7.2(a)
Registration Expenses	7.5(a)
Right of First Refusal	3.3(b)(1)
ROFR Transfer Notice	3.2(b)(2)
ROFR Transferring Shareholder	3.3(b)(2)
Shareholder	Preamble
Short-Form Registration	7.1(a)
Subject Shares	3.3(b)(3)
Termination of Service	5.1(a)
Transfer	3.1
Victory	Preamble
Victory Directors	2.1(b)

     Section 1.3 The following provisions shall be applied wherever appropriate herein:
          (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
          (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
          (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
          (d) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any party as the principal draftsperson hereof or thereof;
          (e) the descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement;
          (f) any references herein to a particular Section or Exhibit means a Section of, or an Exhibit to, this Agreement unless another agreement is specified;
          (g) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; and
          (h) all references to “$” shall mean United States Dollars.
ARTICLE II
BOARD OF DIRECTORS
     Section 2.1 Board Composition. During the term of this Agreement, Global and each Shareholder hereby agrees to take all action necessary, including, without limitation, the voting of such Shareholder’s Stock, the execution of written consents and approvals, the calling of special meetings, the removal of Directors, the filling of vacancies on the Board, the waiving of notice, and the attending of meetings, so as to cause the Board to be at all times comprised of five Directors to be elected/appointed as set forth below in clauses (a), (b) and (c) of this Section 2.1. The Directors comprising the Board shall be:
          (a) one Director who shall be the individual then serving as the Chief Executive Officer of Global or, if a Chief Executive Officer has not been appointed, the President of Global or such other executive serving in such capacity (as determined by the Board);
          (b) three Directors, or such lesser number as determined by Victory from time to time, who shall be designated by Victory, or its successors or assigns (as permitted hereunder) (the “Victory Directors”), for so long as Victory beneficially owns no less than 10% of the issued and outstanding Common Stock; and

          (c) one director designated by the mutual agreement of Victory and the director serving pursuant to Section 2.1(a).
     Section 2.2 Filling of Vacancies. If the Board is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Victory Directors, then Victory shall have the sole right to nominate candidates for consideration by the Board to fill such vacancies.
     Section 2.3 Board of Directors of Subsidiaries. Global hereby agrees to take all action necessary, including, but not limited to, the voting of any and all of Global’s capital stock in its Subsidiaries, the execution of written actions, the calling of special meetings, the removal of directors, the filling of vacancies on the Board of Directors of its Subsidiaries, the waiving of notice and the attending of meetings, so as to cause the Board of Directors of its Subsidiaries to be at all times comprised of the same individuals who serve as Directors of the Board.
ARTICLE III
TRANSFERS
     Section 3.1 In General. Except as expressly permitted in this Agreement, no Shareholder shall in any way, directly or indirectly, sell, exchange, transfer, hypothecate, gift, bequeath, convey in trust, pledge, mortgage, grant a security interest in, assign, encumber, or otherwise dispose of all or any portion of such Shareholder’s Equity Securities, including by merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise (a “Transfer”); provided, however, that a pledge or grant of a security interest in an Equity Security to secure a “bona fide” loan shall in no event be deemed a Transfer for any purpose of this Agreement, however a foreclosure, transfer in lieu of foreclosure or other exercise of rights or remedies under any such pledge or security interest shall be deemed to constitute a Transfer hereunder. Any Transfer not expressly permitted herein shall be void and of no effect.
     Section 3.2 Permitted Transfers. Except as otherwise provided in this Article III, a holder of Common Stock or Equity Securities may Transfer all or a portion of its Common Stock or Equity Securities (any such transfer a “Permitted Transfer”):
          (a) to an Affiliate of such Shareholder;
          (b) in a transfer or transaction approved by the Board;
          (c) pursuant to the exercise of a Right of First Refusal (pursuant to Section 3.3(b)) or a Drag-Along Right (pursuant to Article IV); or
          (d) to an unaffiliated third party (including, without limitation, other non-affiliated Shareholders) only if (i) such third party makes a “bona fide” offer to purchase such Stock; (ii) a true and correct copy of such offer to purchase is provided to Global and Victory in accordance with Section 3.3(b); (iii) Global and Victory decline or fail to exercise their Right of First Refusal under Section 3.3(b) hereof to purchase such Stock; and (iv) such Transfer otherwise complies with the applicable provisions of this Article III. For the purposes of this Section 3.2(d), no offer to purchase shall be considered “bona fide” unless, at a minimum, the offer (x) is not assignable by the proposed buyer (other than to its Affiliate); (y) provides for a closing not less than thirty (30) days nor more than one hundred twenty (120) days from the date of the offer to purchase; and (z) is for cash or other consideration the value of which may readily be determined by the Board. In the event the Board properly raises an objection that the proposed offer is not “bona fide”, the selling Shareholder shall be accorded an opportunity to provide, within 10 days, such additional assurances as the Board may request with respect to such proposed buyer.
     Section 3.3 Transfer Restrictions.
          (a) In General. No Transfer may be made pursuant to this Article III which would violate or be inconsistent with any agreement a Shareholder may have with Global, or which would result in registration by Global, or of any securities of Global being required to be registered, under any applicable laws. No Transfer may be made unless (i) the Transferee executes and delivers to Global a Joinder Agreement substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”), assuming and agreeing to be bound by all of the terms and conditions of this Agreement as a Shareholder, hereunder and such other instruments and documents, in form and substance reasonably satisfactory to the Board, as may be necessary to bind such Transferee to the terms of this Agreement, (ii) the Transfer is effected in compliance with applicable federal and state securities laws (as confirmed by a written opinion addressed to Global from counsel to Transferee that is reasonably acceptable to the Board), and (iii) the Transferee pays all reasonable expenses incurred by Global in connection with such Transfer. Upon compliance with all provisions hereof, all other holders of Common Stock agree, to the extent necessary, to execute and deliver such amendments hereto as are necessary to cause such Transferee to become a Shareholder.
          (b) Right of First Refusal.
               (1) During the term of this Agreement, in the event any Shareholder (other than the Qualified Shareholder) proposes to Transfer, in a single transaction or a series of related transactions, any of its shares of Stock (or other Equity Securities) to any Person, other than pursuant to a Permitted Transfer, with or without consideration therefor, Global and, under the circumstances described in Section 3.3(b)(4), Victory, shall have a right of first refusal to purchase any or all of the shares of Stock (or other Equity Securities) that such Shareholder proposes to Transfer (the “Right of First Refusal”)
               (2) Before effecting any proposed Transfer subject to Section 3.3(b)(1) above, the Shareholder (for the purposes of this Section 3.3(b), a “ROFR Transferring Shareholder”) shall give written notice (the “ROFR Transfer Notice”) to Global and Victory describing fully the proposed Transfer, including the number of shares of Stock (or other Equity Securities) proposed to be Transferred, the name and address of the proposed transferee(s) and the proposed Transfer price, the fair market value of any proposed non-cash consideration thereof, and any other material terms and conditions of the proposed Transfer. The ROFR Transfer Notice shall have attached thereto a copy of the proposed transferee’s offer, if written, and otherwise shall contain an accurate summary of the offer of the proposed transferee(s), which must be a bona fide offer of a third party.

               (3) At any time within the twenty (20) day period immediately following the receipt of the ROFR Transfer Notice, Global may elect, by delivery of written notice to the ROFR Transferring Shareholder (with a copy to Victory), to purchase any or all of the shares of Stock (or other Equity Securities) subject to the ROFR Transfer Notice (the “Subject Shares”), at the price per share and upon the same terms and conditions set forth in the ROFR Transfer Notice.
               (4) Should the Right of First Refusal not be exercised by Global with respect to all of the Subject Shares, Victory shall at any time within twenty (20) days of written notice received by them as to Global’s election not to exercise (or its failure to exercise at the expiration of the 20-day period referred to in Section 3.3(b)(3), as applicable) the Right of First Refusal with respect to all of the Subject Shares, have the right to exercise the Right of First Refusal and to elect to purchase any Subject Shares not purchased by Global under Section 3.3(b)(3), at the price and upon the same terms and conditions set forth in the ROFR Transfer Notice, by delivering to the ROFR Transferring Shareholder and to Global written notice of such election within the applicable period indicated above.
               (5) Subject to Section 3.3(b)(6), the closing of any sale and purchase of the Subject Shares pursuant to an exercise of the Right of First Refusal shall be held at the offices of Global, and, in the event Global is to be a purchaser, on a date and at a time designated by Global in its notice of exercise of the Right of First Refusal; provided that if Global does not exercise such right, then such date and time shall be designated by Victory should it elect to exercise the Right of First Refusal, provided in each such case that the ROFR Transferring Shareholder and Global shall receive at least five days’ prior written notice of such date and time; provided further, that such date and time shall be consistent with the periods set forth in Section 3.3(b)(4), but in no event shall such closing be held less than sixty (60) days or more than ninety (90) days after delivery of the applicable ROFR Transfer Notice.
               (6) If Global and Victory, individually or collectively, fail to exercise the Right of First Refusal in a timely manner as to all of the Subject Shares upon the terms set forth in the ROFR Transfer Notice and this Section 3.3(b), or if they elect to purchase such Subject Shares, but fail to close the purchases thereof within the period specified therefor in Section 3.3(b)(5), then the ROFR Transferring Shareholder may, not later than one hundred twenty (120) days following delivery of the ROFR Transfer Notice, Transfer all the Subject Shares on the terms and conditions described in such ROFR Transfer Notice. Any proposed Transfer on terms and conditions materially different from those described in the ROFR Transfer Notice, as well as any proposed Transfer by the ROFR Transferring Shareholder after the expiration of such 120-day period, shall again be subject to the Right of First Refusal and shall require compliance by the ROFR Transferring Shareholder with the procedures described in this Section 3.3(b).
               (7) The provisions of this Section 3.3(b) shall be subject and subordinate to the Drag-Along Rights and the provisions of Section 5.1.
     Section 3.4 Each Shareholder covenants and agrees not to, directly or indirectly, Transfer or cause the Transfer of any of such Shareholder’s Stock or any interest therein except in accordance with the terms and conditions of this Agreement. Any attempted Transfer not in accordance with the terms and conditions of this Agreement shall be null and void and of no force or effect, and Global shall not recognize any such attempted Transfer in its books and records.
ARTICLE IV
SALE OF GLOBAL
     Section 4.1 During the term of this Agreement, in the event that the Qualified Shareholder owning at least a majority of the outstanding Stock (or other Equity Securities) (for the purposes of this Article IV, the “Dragging Shareholder”) proposes to Transfer to a Person, who is not an Affiliate of such Qualified Shareholder, in a single transaction or series of related transactions, all, but not less than all, of its shares of Stock (or other Equity Securities), then the Dragging Shareholder shall have the right (the “Drag-Along Right”), to require all other Shareholders to Transfer all, but not less than all, of such Shareholders’ shares of Stock (or other Equity Securities) in such transaction, subject to the terms of this Article IV. Any exercise of the Drag-Along Right pursuant to this Article IV shall take precedence over and supersede any conflicting provisions of Section 3.3(b).
     Section 4.2 To exercise the Drag-Along Right, the Dragging Shareholder shall give written notice to the other Shareholders and Global at least ten (10) days prior to the closing of the purchase and sale of shares to the proposed transferee(s) pursuant to the exercise of the Drag-Along Right describing fully the proposed Transfer, including the name and address of the proposed transferee(s) and the proposed Transfer price, the fair market value of any proposed non-cash consideration thereof, and any other material terms and conditions of the proposed Transfer (the “Drag-Along Transfer Notice”).
     Section 4.3 Upon proper delivery of a Drag-Along Transfer Notice, the Dragging Shareholder shall have the right to require all other Shareholders to Transfer all, but not less than all, of such Shareholders’ shares of Stock (or other Equity Securities) to the proposed transferee(s) on the same terms and conditions applicable to the Dragging Shareholders and as otherwise set forth in the Drag-Along Transfer Notice. The closing of the purchase and sale of shares to the proposed Transferee pursuant to the exercise of the Drag-Along Right shall be held simultaneously at such place and at such date and time as designated by the Dragging Shareholder and set forth in the Drag-Along Notice. Such closing shall take place not more than one hundred twenty (120) days following delivery of the Drag-Along Notice. At such closing, the Dragging Shareholder shall cause to be remitted to each other Shareholder that portion of the sale proceeds to which each such other Shareholder is entitled by reason of the sale of shares pursuant to this Article IV.
     Section 4.4 To the extent any Shareholder is subject to the exercise of the Drag-Along Right under this Article IV (each, a “Dragged Shareholder”), such Dragged Shareholder shall cooperate in good faith with the Dragging Shareholder and Global in connection with the consummation of such transaction, including, without limitation, by (i) deliver to the Dragging Shareholder one or more stock certificates or other instruments evidencing such Dragged Shareholder’s shares of Stock or Equity Securities, together with an appropriate assignment separate from certificate or similar instrument duly executed in the proper form to effect the Transfer on the books and records of Global, and (ii) executing a document containing customary representations, warranties, indemnities and agreements as requested by the purchaser in connection with such transaction, which shall be in substantially the same form that is executed by the Dragging Shareholder in connection with transaction; provided, however, that no Dragged Shareholder participating in such transaction shall be required to make any representations and warranties as to itself other than representations as to its good standing, due authorization, due execution, enforceability, lack of conflicts, title to Stock (or other Equity Securities), the absence of encumbrances and investment qualifications; provided, further, that, notwithstanding the foregoing, the liability for any indemnity obligations of any Dragged Shareholder under such document shall be several and not joint, and shall not exceed the aggregate cash consideration received by such Dragged Shareholder in connection with such transaction. Notwithstanding the foregoing, to the extent any consideration to be received from the purchaser in the sale transaction is to be placed in escrow or otherwise held back by the purchaser to secure any indemnification obligations of Global or the Shareholders, each of the Dragged Shareholders hereby agrees that such amount of consideration shall be apportioned on a pro rata basis among all Shareholders, based upon the amount of consideration each Shareholder will receive in such transaction. In the event that a Dragged Shareholder fails to deliver such stock certificate(s) or assignments separate from certificate to the Dragging Shareholder, Global shall cause a notation to be made on its books and records to reflect that the shares of Stock or Equity Securities such Dragging Shareholders are bound by the provisions of this Article IV and that the Transfer of such Stock or Equity Securities may be effected without such Dragged Shareholder’s consent or surrender of its Stock or Equity Securities.
     Section 4.5 If, within 120 days after the Dragging Shareholder’s delivery of the Drag-Along Notice, the Dragging Shareholder has not completed the Transfer of its Stock and Equity Securities and the Stock and Equity Securities of the Dragged Shareholders in accordance herewith, the Dragging Shareholder shall return to the Dragged Shareholders the stock certificates and assignments separate from certificates with respect to their shares of Stock or Equity Securities which were delivered for Transfer to the purchaser pursuant to Article IV. Upon the receipt of such materials by the Dragged Shareholders, all the restrictions on Transfer contained in this Agreement with respect to the Stock owned by the Shareholders shall again be in effect.
     Section 4.6 Subject to Section 8.1 hereof, if the Board and the Qualified Shareholder owning at least a majority of the outstanding Stock (or other Equity Securities) approves a Sale of Global to a purchaser who is not an Affiliate of any Shareholder (an “Approved Sale”), each Shareholder hereby agrees to vote for, consent to and raise no objections to such Approved Sale. If the Approved Sale is structured as a merger or consolidation, each Shareholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation. Each Shareholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by Global.

ARTICLE V
GLOBAL CALL RIGHT
     Section 5.1 Global shall have a Call Right (as defined below), allowing Global to purchase all of the then outstanding shares of Stock held by any employee of Global on the terms set forth below in this Section 5.1.
          (a) At any time after (i) the death or disability (as determined by the Board) of an employee, or (ii) the termination of an employee’s employment with Global (or, if employed by a Subsidiary, by such Subsidiary), whether as a result of voluntary or involuntary termination, retirement, or for any other reason (a “Termination of Service”), Global shall have the right to purchase any or all shares of Stock held by such employee (the “Call Stock”) at a price per share equal to its fair market value, as determined by the Board in good faith (the “Call Right”).
          (b) Global may exercise the Call Right by delivering to the employee (or such employee’s authorized agent) at any time following a Termination of Service a notice, which shall set forth a date for closing not later than twenty (20) days from the date of mailing of such notice.
          (c) In connection with any “call” transaction pursuant to this Section 5.1, the employee (or such employee’s authorized agent) shall deliver to Global at closing the certificates evidencing the Call Stock being Transferred to Global, free and clear of all liens, claims, encumbrances and other restrictions, together with duly executed instruments of assignment in favor of Global and such other documents as Global may reasonably request. The closing of any “call” transaction pursuant to this Section 5.1 shall take place at Global’s principal executive office.
          (d) Any employee (or such employee’s authorized agent) Transferring Call Stock to Global pursuant to this Section 5.1 shall not be required to make any representations or warranties to Global in connection with such Transfer, except as to (i) good and valid title to the Call Stock being Transferred to Global, (ii) the absence of liens, claims, encumbrances and other restrictions with respect to the Call Stock being Transferred to Global, (iii) the legal capacity and authority for, and validity, binding effect and enforceability of (as against such employee or authorized agent), any agreement entered into by such employee (or authorized agent) in connection with the Transfer of such Call Stock, (iv) the receipt and effectiveness of all required consents and approvals to the employee’s Transfer of such Call Stock, and (v) the fact that no broker’s commission or finder’s fee is payable by the employee (or authorized agent) as a result of the employee’s conduct in connection with the Transfer of the Call Stock to Global pursuant to this Section 5.1.
          (e) Notwithstanding anything to the contrary contained herein, Global may re-issue any Call Stock repurchased in connection with the exercise of the Call Right pursuant to this Section 5.1 to successor officers or employees of Global as determined by the Board.

ARTICLE VI
FINANCIAL REPORTING REQUIREMENTS; ACCESS
     Section 6.1 Global shall provide the Qualified Shareholder:
          (a) As soon as available, and in any event within 105 days after the end of each fiscal year of Global, Global’s audited consolidated financial statements for such fiscal year with the unqualified opinion of the independent certified public accountants selected by Global and acceptable to the Qualified Shareholder, which annual financial statements shall include Global’s balance sheet as at the end of such fiscal year and the related statements of Global’s income, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants, and (ii) a certificate of Global’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP and fairly represent Global’s financial position and the results of its operations;
          (b) As soon as available and in any event within 45 days after the end of each of Global’s fiscal quarters, a copy of the unaudited consolidated financial statements for such fiscal quarter, which quarterly financial statements shall include Global’s balance sheet as at the end of such fiscal quarter and the related statements of Global’s income, retained earnings and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, all in reasonable detail
          (c) As soon as available and in any event within 45 days after the end of each of Global’s fiscal quarters, consolidated balance sheets of Global and its Subsidiaries, and the related consolidated statements of income and cash flows reflecting the projections of Global and its Subsidiaries consolidated financial performance for (i) the forthcoming three fiscal years on a year by year basis, and (ii) the forthcoming fiscal year on a month by month basis, in each case separated to provide such information for each of Global’s (and its Subsidiaries) business segments, in each case separated to provide such information for each of Global’s (and its Subsidiaries) business segments;
          (d) As soon as available and in any event within 30 days after the end of each fiscal month of Global, the unaudited/internal balance sheet and statements of income, changes in cash flow and retained earnings of Global as at the end of and for such fiscal month and for the fiscal year to date period then ended, prepared on a consolidated basis to include any Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP (with the exception of footnotes), subject to year-end adjustments and which fairly represent Global’s financial position and the results of its operations; and accompanied by a certificate of the Global’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, without footnotes, subject to year-end adjustments, and fairly represent Global’s financial position and the results of its operations.
          (e) No later than five business days following the end of a week, a rolling 13-week statement of Global’s and its Subsidiaries cash flows.

          6.1.2 Global shall afford the Qualified Shareholder reasonable access, at reasonable times during normal business hours, to the personnel, premises, properties, books and records, and other documents and financing, operating and other data of Global and its Subsidiaries, as such Qualified Shareholder may reasonably request, provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business conducted by Global and its Subsidiaries.
ARTICLE VII
REGISTRATION RIGHTS
     Section 7.1 Demand Registration.
          (a) Requests for Registration. Subject to the terms of this Agreement, at any time beginning after the date hereof, the Qualified Shareholder may request registration under the Securities Act of all or part of its then outstanding Registrable Securities and upon request, Global shall use its reasonable best efforts to promptly file a registration statement on Form S-1 or any similar long-form registration (“Long-Form Registration”) or, if available, on Form S-3 or any similar short-form registration statement (“Short-Form Registration”). All registrations requested pursuant to Article VII are referred herein as “Demand Registrations.” Each request for a Demand Registration shall specify the number of Registrable Securities requested to be registered. Demand Registrations shall be underwritten registrations if so requested and the selling Shareholders shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten registrations by Global (subject to the approval of the Qualified Shareholder).
          (b) Long-Form Registrations. The Qualified Shareholder then outstanding will be entitled to request an unlimited number of Long-Form Registrations; provided, however, that with respect to any requests under this Section 7.1(b), Global is not eligible at the time of the request to file a Short-Form Registration that would register the amount of Registrable Securities included in such request.
          (c) Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 7.1(b) above, the Qualified Shareholder will be entitled to request an unlimited number of Short-Form Registrations; provided, however, that with respect to any requests under this Section 7.1(c), Global is eligible to register securities issued by it on a Short-Form Registration. Demand Registrations will be Short-Form Registrations whenever Global is permitted to use any applicable short-form that would register the amount of Registrable Securities included in such request. If a Short-Form Registration is to be an underwritten offering, and if the underwriters for marketing or other reasons request the inclusion in the Registration Statement of information which is not required under the Securities Act to be included in a registration statement on the applicable form for the Short-Form Registration, Global will provide such information as may be reasonably requested for inclusion by the underwriters in the Short-Form Registration.
          (d) Priority on Demand Registrations. If a Demand Registration is an underwritten offering and the managing underwriters advise Global in writing that in their opinion the inclusion of the number of Registrable Securities and other securities requested to be included exceeds the number of securities which can be sold in the offering without adversely affecting the marketability of such offering, then the managing underwriter may exclude securities (including Registrable Securities) from the registration and the underwriting and the number of securities that may be included in such registration and underwriting shall include first, the Registrable Securities requested to be included in such registration, by the Qualified Shareholder, and second, other equity securities requested to be included in such registration to be allocated pro rata among the holders thereof on the basis of the number of such equity securities owned by each such holder.
          (e) Selection of Underwriters. In connection with any Demand Registration that is an underwritten registration, the Qualified Shareholder shall have the right to select the managing underwriter(s) of such underwritten offering, provided such underwriter(s) must be reasonably acceptable to Global.
          (f) Payment of Expenses for Demand Registrations. Global will pay all Registration Expenses for Demand Registrations permitted under this Section 7.1.
     Section 7.2 Piggyback Registrations.
          (a) Right to Piggyback. Whenever Global proposes to register for sale any of its Equity Securities under the Securities Act, for its own account or otherwise, and the registration form to be used may be used for the registration of Registrable Securities (each, a “Piggyback Registration”) (except for the registrations on Form S-8 or Form S-4 or any successor form thereto), Global shall give written notice, at least fifteen (15) days prior to the proposed filing of such registration statement, to the Shareholders of its intention to effect such a registration and will use reasonable best efforts to include in such registration all Registrable Securities (in accordance with the priorities set forth in Sections 7.2(b) and 7.2(c) below) with respect to which Global has received written requests for inclusion specifying the number of Equity Securities desired to be registered, which request shall be delivered within fifteen (15) days after the delivery of Global’s notice.
          (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary offering on behalf of Global and the managing underwriters advise Global in writing that in their opinion the number of Registrable Securities requested to be included in the registration creates a substantial risk that the price per share or unit of the primary securities will be reduced or that the amount of the primary securities intended to be included on behalf of Global will be reduced, then the managing underwriter and Global may exclude securities (including Registrable Securities) from the registration and the underwriting, and the number of securities that may be included in such registration and underwriting shall include: first any securities that Global proposes to sell; second any Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the total number of Registrable Securities which are requested by such Shareholders to be included in such registration, and third other securities, if any, requested to be included in such registration to be allocated pro rata among the holders thereof.
          (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary offering on behalf of holders of Global Stock and the managing underwriters advise Global in writing that in their opinion the number of securities requested to be included in the registration creates a substantial risk that the price per share of securities offered thereby will be reduced, Global will include in such registration: first the Common Stock requested to be included therein by the Qualified Shareholder requesting such registration, second the Registrable Securities requested to be included in such registration, pro rata among the other holders of such Registrable Securities on the basis of the total number of Registrable Securities which are requested by such Shareholders to be included in such registration; and third other securities, if any, requested to be included in such registration to be allocated pro rata among the holders thereof.
          (d) Selection of Underwriters. In connection with any Piggyback Registration that does not arise from a Demand Registration, Global will have such right to select the managing underwriter(s) in respect of such offering, provided that such managing underwriter(s) must be reasonably acceptable to the Qualified Shareholder.
          (e) Payment of Expenses for Piggyback Registrations. Global will pay all Registration Expenses for the Piggyback Registrations under this Section 7.2.
     Section 7.3 Other Registrations. Global shall not grant to any Person the right, other than as set forth herein, to request Global to register any securities of Global except such rights as are not more favorable than the rights granted to the Shareholder hereunder.
     Section 7.4 Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, Global will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, Global will as expeditiously as reasonably possible:
          (a) prepare and, as soon as practicable after the end of the period within which requests for registration may be given to Global, file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, Global will furnish copies of all such documents proposed to be filed to one counsel designated by holders of a majority of the Registrable Securities covered by such registration statement and to the extent practicable under the circumstances, provide such counsel a reasonable period of time to review and comment upon such documents; and Global shall consider in good faith any such reasonable changes that such counsel may suggest);
          (b) respond to written comments received from the SEC upon a review of the Registration Statement within ten (10) business days and furnish to the legal counsel for the selling holders of Registrable Securities, without charge, copies of any correspondence from the SEC or the staff of the SEC to Global or its representatives relating to any Registration Statement (redacted to eliminate material non-public information, if any, in such correspondence), and shall reasonably cooperate with such counsel in performing Global’s obligations pursuant to this Section 7.4;

          (c) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than the earlier of eighteen (18) months or until the date that all of the securities covered by the registration statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
          (d) in connection with any filing of any registration statement or prospectus or amendment or supplement thereto, cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;
          (e) furnish to each seller of Registrable Securities, without charge, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
          (f) use its reasonable best efforts to register or qualify such Registrable Securities under such securities or blue sky laws of such jurisdictions as the sellers of Registrable Securities reasonably request, keep each such registration or qualification effective during the period the associated registration statement is required to be kept effective, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Global will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) consent to general service of process in any such jurisdiction, or (iii) subject itself or any of its Affiliates to taxation in any such jurisdiction in which it is not subject to taxation);
          (g) promptly notify each seller of such Registrable Securities and, if requested by such seller, confirm in writing, when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective, and within four (4) business days after Global learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on a particular Registration Statement, as the case may be, submit to the SEC a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) business days after the submission of such request;
          (h) promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Global will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
          (i) furnish counsel for each underwriter, if any, and for the sellers of such Registrable Securities with copies of any written request by the SEC or any state securities authority for amendments or supplements to a registration statement or prospectus, or for other information related to such registration;
          (j) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Global are then listed or if no such securities are then listed, such securities exchange as the Qualified Shareholder may request;
          (k) provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the Effective Date;
          (l) enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;
          (m) use commercially reasonable efforts to cooperate with each seller of Registrable Securities and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each seller or the underwriter or managing underwriter, if any, may reasonably request at least three business days prior to any sale of Registrable Securities;
          (n) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, the counsel retained to represent the sellers of Registrable Securities pursuant to Section 7.5(a), if any, and any attorney, accountant or other agent retained by the underwriter, all financial and other records, pertinent corporate documents and properties of Global, and cause Global’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Qualified Shareholder and any such, underwriter, attorney, accountant or agent in connection with such registration statement; provided, however, that any records, information or documents that are furnished by Global and that are non-public shall be used only in connection with such registration and shall be kept strictly confidential by any of the foregoing recipients, except to the extent disclosure of such records, information or documents is required by written order of any governmental authority;
          (o) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          (p) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its shareholders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
          (q) cooperate and assist in any filing required to be made with the Financial Industry Regulatory Authority (“FINRA”), and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA).
          (r) at least forty-eight (48) hours prior to the filing of any registration statement or prospectus, or any amendment or supplement to such registration statement or prospectus, furnish a copy thereof to each seller of such Registrable Securities and refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected pursuant to Section 7.5(a) shall have reasonably objected on the grounds that such document does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, unless, in the case of an amendment or supplement, in the opinion of counsel for Global the filing of such amendment or supplement is reasonably necessary to protect Global from any liabilities under any applicable federal or state law and such filing will not violate applicable laws;
          (s) at the request of any seller of such Registrable Securities in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters and the sellers of Registrable Securities, covering such matters as such counsel, underwriters and the sellers may reasonably agree upon, including such matters as are customarily furnished in connection with an underwritten offering, and (ii) a letter or letters from the independent certified public accountants of Global addressed to the underwriters and the sellers of Registrable Securities, covering such matters as such accountants, underwriters and sellers may reasonably agree upon, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are an independent registered public accounting firm within the meaning of the Securities Act and that in their opinion the financial statements and other financial data of Global included in the registration statement, the prospectus(es), or any amendment or supplement thereto, comply in all material respects with the applicable accounting requirements of the Securities Act; and
          (t) with respect to Demand Registrations, make senior executives of Global reasonably available to assist the underwriters with respect to, and accompany the underwriters on, the so-called “road show” in connection with the marketing efforts for, and the distribution and sale of Registrable Securities pursuant to a registration statement.
     Section 7.5 Registration Expenses.
          (a) Global’s Expenses. Global will pay all expenses incident to Global’s performance of or compliance with this Agreement, including, but not limited to: all registration and filing fees; fees and expenses of compliance with securities or blue sky laws; printing expenses; messenger and delivery expenses; and fees and disbursements of counsel for Global; fees and disbursements of one counsel chosen by the holders of a majority of the Registrable

Securities to be included in such registration to represent all holders of Registrable Securities to be included in the registration; fees and disbursements of Global’s registered public accounting firm; and reasonable fees and disbursements of all other Persons retained by Global (all such expenses being herein called “Registration Expenses”). In addition, Global will pay its internal expenses (including, but not limited to, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by Global and the expenses and fees for listing the securities to be registered on each securities exchange.
          (b) Holder’s Expenses. To the extent that any expenses incident to any registration are not required to be paid by Global, each holder of Registrable Securities included in a registration will pay all such expenses which are clearly and solely attributable to the registration of such holder’s Registrable Securities so included in such registration, and any other expenses not so attributable to one holder will be borne and paid by all sellers of securities included in such registration in proportion to the number of securities so included by each such seller.
     Section 7.6 Indemnification.
          (a) By Global. Global agrees to indemnify, to the fullest extent permitted by law, each Shareholder and, as applicable, each of its trustees, shareholders, members, directors, managers, partners, officers and employees, and each Person who controls such Shareholder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys’ fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Global by such holder expressly for use therein or by such holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after Global has furnished such holder with a sufficient number of copies of the same, or any violation or alleged violation by Global of the Securities Act, the Exchange Act or applicable “blue sky” laws. In connection with an underwritten offering, Global will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities. The payments required by this Section 7.6(a) will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.
          (b) By Each Holder of Registrable Securities. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to Global in writing such information relating to such holder as is reasonably necessary for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Global and, as applicable, each of its directors, employees and officers and each Person who controls Global (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto (including, in each case, all documents incorporated therein by reference), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary prospectus; provided, however, that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Securities and the liability of each such holder of Registrable Securities will be in proportion to and limited to the net amount received by such holder from the sale of Registrable Securities pursuant to such registration statement, unless such loss, claim, damage, liability or expense resulted from such holder’s intentionally fraudulent conduct.
          (c) Procedure. Each party entitled to indemnification under this Section 7.6 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and, unless in such indemnified party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist with respect to such claim, shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that the counsel for the Indemnifying Party who is to conduct the defense of such claim or litigation is reasonably satisfactory to the Indemnified Party (whose approval shall not be unreasonably withheld or delayed). The Indemnified Party may participate in such defense at such Indemnified Party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if (i) the Indemnifying Party has agreed in writing to pay such expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of the Indemnified Party, based upon the written advice of such Indemnified Party’s counsel, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest; provided, however, that in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (excluding one local counsel per jurisdiction as necessary) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same event, allegations or circumstances. The Indemnified Party shall not make any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 7.6 only to the extent that such failure to give notice shall materially prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement (x) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation in form and substance reasonably satisfactory to such Indemnified Party or (y) that includes an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

          (d) Survival. The indemnification (and contribution provisions in Section 7.7 below) provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.
     Section 7.7 Contribution.
          (a) If the indemnification provided for in Section 7.6 from the Indemnifying Party is unavailable to or unenforceable by the Indemnified Party in respect to any costs, fines, penalties, losses, claims, damages, liabilities or expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such costs, fines, penalties, losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the costs, fines, penalties, losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7.6, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding this Section 7.7, an indemnifying holder shall not be required to contribute any amount in excess of the amount by which (i) the total price at which the Registrable Securities sold by such holder exceeds (ii) the amount of any damages which such indemnifying holder has otherwise been required to pay by reason of the untrue or alleged untrue statement or omission or alleged omission giving rise to such payments, unless such loss, claim, damage, liability or expense in respect of which contribution is required resulted from such holder’s intentionally fraudulent conduct.
          (b) Equitable Considerations; Etc. Global and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 7.7(b) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     Section 7.8 Compliance with Rule 144 and Rule 144A. In the event that Global (a) registers a class of securities under Section 12 of the Exchange Act, (b) issues an offering circular meeting the requirements of Regulation A under the Securities Act or (c) commences to file reports under Section 13 or 15(d) of the Exchange Act following a Public Offering, then at the request of the Qualified Shareholder, Global will (i) forthwith furnish a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, and (ii) make available to the public and the Shareholders such information, and take such action as is reasonably necessary, to enable the Shareholders to make sales pursuant to Rule 144. Unless Global is subject to Section 13 or 15(d) of the Exchange Act, Global will provide to the Shareholders and to any prospective purchaser of Registrable Securities under Rule 144A of the Commission, the information described in Rule 144A(d)(4) of the SEC.
     Section 7.9 Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
     Section 7.10 Amendment and Waiver. The provisions of this Article VII may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Global and the Qualified Shareholder. Any amendment or waiver effected in accordance with this Section 7.7 shall be binding upon each Shareholder and Global. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Article VII unless the same consideration also is offered to all of the Shareholders.
ARTICLE VIII
REQUIRED APPROVALS
     Section 8.1 In addition to any other approvals required by law, Global will not take the following actions without the approval or written consent of not less than a majority of the then outstanding shares of Stock entitled to vote on such matter (treating all Convertible Securities as converted for purposes of this Section 8.1), voting together as a single class on an as-converted basis:
          (a) the issuance, purchase, redemption or repurchase, or determination whether to exercise repurchase rights, of any Common Stock or other Equity Securities and the equity securities of its Subsidiaries, including, without limitation, options, warrants and preemptive rights, except to the extent such Equity Securities are issued in connection with the grant of options to purchase Common Stock or other stock-based awards or sales, with exercise or purchase prices not less than the market price of the Common Stock on the date of grant or issuance, which are issued or sold to employees, officers, directors or consultants of Global for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan approved by the Board, and the Common Stock issued upon the exercise thereof;
          (b) the declaration or payment of any dividends or other distributions in respect of the capital stock of Global and its Subsidiaries;
          (c) the entering into of any agreement to effect a Public Offering;

          (d) incur any indebtedness for borrowed money or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of Global or any Subsidiary, or guaranty or provide surety for the obligations of any third party, other than (i) ordinary course trade payables, and (ii) financings of budgeted capital expenditures reflected in annual budgets approved by the vote of the Board;
          (e) the amendment or modification or any documentation relating to indebtedness for borrowed money of Global or any Subsidiary, other than indebtedness permitted under clause (d) above;
          (f) the creation, modification, amendment or repeal of the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of Global or equivalent organizational documents of any of its Subsidiaries;
          (g) the entering into or consummating of any Sale of Global or, any sale, lease, sublease or other transfer or disposition of any material assets of Global or any of its Subsidiaries , or any voting stock of any Subsidiary of Global;
          (h) except pursuant to the terms of Section 3.3(b) or Article V, make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Global or any Subsidiary;
          (i) voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors;
          (j) change the line of business of Global or any Subsidiary;
          (k) increase the size of the Board; and
          (l) the entering into by Global or any of its Subsidiaries of any agreement obliging, committing or binding Global or any such Subsidiary to do anything or take any action referred to in clauses (a) — (k) above, and any amendment or modification of any such agreement.
ARTICLE IX
NOTICES
     All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by registered or certified mail, return receipt requested, with postage prepaid, by a nationally recognized overnight courier, or by PDF via email and addressed as follows:

If to Global:
Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado
Attention: Howard Brill
email: hbrill@gesnetwork.com
with a copy to:
Victory Park Capital Advisors, LLC
227 West Monroe Street, Suite 3900
Chicago, Illinois 60606
Attention: Matthew Ray
email: mray@vpcadvisors.com
     If to any Shareholder, to such Shareholder at the address indicated under the Shareholder’s name on the signature pages hereto, as from time to time amended. Global or any Shareholder may change its address for Notices hereunder by a Notice given pursuant to this Article IX. A Notice sent in compliance with the provisions of this Article IX shall be deemed given on the third business day next succeeding the day on which it is sent if sent by registered or certified mail or on the first business day following the day on which the notice was delivered to an overnight courier or, if notice is given by email, upon email confirmation that such notice was received.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Entire Agreement. This Agreement (together with any other agreements contemplated hereby) among Global and any Shareholder, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof or thereof. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement (or in any other agreements contemplated hereby) has been made or relied upon by any party to this Agreement.
     Section 10.2 Amendment Except as set forth in Article VII, any provision of this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and approved by the holders of a majority the then outstanding Stock, treating all Convertible Securities as converted for purposes of this Section 10.2, that are parties to this Agreement, voting together as a single class; provided, however, that any amendment adversely affecting Global shall require the consent of Global.
     Section 10.3 Waiver. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.4 Termination. This Agreement shall automatically terminate upon all shares of Stock of Global being owned by a single Person or upon the vote of 75 percent of the outstanding Stock.
     Section 10.5 Governing Law; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
     Section 10.6 Consent to Jurisdiction. All actions, proceedings, claims, counterclaims or cross-complaints in any action or other proceeding brought by any party hereto against any other Party or Parties hereto with respect to any matter arising out of, or in any way connected with or related to, this Agreement or any portion thereof, shall be heard and determined in the Delaware Chancery Court sitting in Wilmington, Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding, irrevocably agree that any such court is a proper venue for any such action, and irrevocably waive the defense of an inconvenient forum. Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Article IX. Nothing in this Section 10.6 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.
     Section 10.7 Successors and Assigns. Subject to the other provisions hereof, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     Section 10.8 No Other Relationships. Nothing herein contained shall be construed to constitute any Shareholder the legal representative or agent of any other Shareholder. No party to this Agreement shall have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other party to this Agreement. No Shareholder shall assume or be responsible for any liability or obligation of any nature, or any liability or obligation that arises from any act or omission to act of, of any other party to this Agreement however or whenever arising. This Agreement shall not limit in any manner the manner in which the Shareholders or their respective Affiliates conduct their own respective businesses and activities. Global and each Shareholder (a) agrees that any Shareholder and any Affiliates of a Shareholder may engage in or possess interests in other business ventures and activities of every kind and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence, (b) authorizes, consents to and approves of such activities, whether or not any such activities may conflict with any interest of the Shareholder or any Shareholder, and (c) agrees that neither Global nor the Shareholder(s) (nor any of them) shall have any rights in or to any such ventures and activities or any income or profits derived therefrom. The provisions of this Section 10.8 are not intended to limit or modify the restrictions or prohibitions of any employment agreements or other agreements regarding non-competition to which any Shareholder is a party. To the extent that at law or in equity, a Shareholder has duties (including fiduciary duties) and liabilities relating thereto to Global or to any other shareholder of Global, such Shareholder acting under this Agreement shall not be liable to Global or to any shareholder of Global for its good faith reliance on the provisions of this Agreement to the full extent permitted by applicable law. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Shareholder otherwise existing at law or in equity, and, solely to such extent, are agreed by the parties hereto to replace such other duties and liabilities of such Shareholder.
     Section 10.9 No Third Party Beneficiaries. Nothing contained in this Agreement (express or implied) is intended to or shall confer upon any other person other then the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever (including any rights as a third party beneficiary or otherwise) under or by reason of this Agreement.
     Section 10.10 Illegality and Severability. If application of any one or more of the provisions of this Agreement shall be unlawful under applicable law and regulations, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.
     Section 10.11 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     Section 10.12 Confidentiality; Public Announcements, Etc. Each Shareholder agrees, and agrees to cause its Affiliates, to at all times hold in confidence and keep secret and inviolate all of Global’s confidential information, including, without limitation, all unpublished matters relating to the business, property, accounts, books, records, customers and contracts of Global, which the Shareholder or any such Affiliates may or hereafter come to know as a result of its position as a Shareholder.
     Section 10.13 Additional Shareholders. In connection with the issuance of any additional Stock or Equity Securities to a Person that is not a Party to this Agreement, Global shall require such Person to become a party to this Agreement and accede to all of the rights and obligations of a Shareholder under this Agreement by obtaining an executed Joinder Agreement, substantially in the form attached hereto as Exhibit A, and, upon such execution, such Person shall for all purposes be a Shareholder and Party to this Agreement and shall be bound by and entitled to the benefits of this Agreement.

     Section 10.14 Restrictive Legends. Global will stamp or imprint each certificate or other instrument representing shares of Stock, throughout the term of this Agreement, with a legend in the following form:
“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
THE VOTING, SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 30, 2009, AMONG GLOBAL EMPLOYMENT HOLDINGS, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF GLOBAL EMPLOYMENT HOLDINGS, INC.”
     Section 10.15 Captions. The captions in this Agreement are included for convenience or reference only and shall be ignored in the construction or interpretation hereof.
     Section 10.16 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument. This Agreement shall become effective when each party to this Agreement shall have received a counterpart hereof signed by the other party to this Agreement.
     Section 10.17 Equity Splits. All references to shares of Stock in this Agreement shall be appropriately adjusted to reflect any dividend, split, combination or other recapitalization of equity of Global occurring after the date of this Agreement.

     Section 10.18 No Partnership. It is expressly understood and agreed that this Agreement does not constitute a partnership or joint venture and that none of the parties hereto should be deemed partners or parties to any sort of joint venture or similar agreement
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL EMPLOYMENT HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

SHAREHOLDERS
By:
Name:
Title:

EXHIBIT A
Form of Joinder Agreement
JOINDER
TO
SHAREHOLDERS’ AGREEMENT
OF
GLOBAL EMPLOYMENT HOLDINGS, INC.
           The undersigned,                                           , in order to become the owner or holder of                       shares of [Common Stock] [Series B Convertible Preferred Stock] [Series A Convertible Preferred Stock], par value $0.001 per share, of Global Employment Holdings, Inc., a Delaware corporation, hereby agrees to become a Shareholder party to, and to be bound in all respects by the terms and conditions within, that certain Shareholders’ Agreement, dated as of September ___, 2009 (the “Shareholders’ Agreement”), by and among Global Employment Holdings, Inc. and each of the other parties signatory thereto, a copy of which is attached hereto. This Joinder Agreement shall become a part of such Shareholders’ Agreement.
Executed as of the date set forth below under the laws of the State of Delaware.

Name:
Address:

Date:

Accepted:

GLOBAL EMPLOYMENT HOLDINGS, INC.

By:

Date: